Exhibit 99.1

BioXcel Therapeutics Appoints June Bray to Board of Directors

Former Allergan executive brings extensive global regulatory experience across multiple therapeutic areas

NEW HAVEN, Conn., March 1, 2021 -- BioXcel Therapeutics, Inc. ("BioXcel" or the "Company") (Nasdaq: BTAI), a clinical-stage biopharmaceutical company utilizing artificial intelligence approaches to develop transformative medicines in neuroscience and immuno-oncology, today announced the appointment of June Bray to its Board of Directors. Ms. Bray brings over forty years of extensive U.S. and global regulatory experience in the healthcare industry and most recently served as Senior Vice President, Global Regulatory Affairs and Medical Writing at Allergan.

“June is a pharmaceutical industry veteran with a proven track record in leading successful regulatory activities for both investigational and marketed products in various therapeutic areas,” commented Vimal Mehta, Chief Executive Officer of BioXcel. “Her demonstrated achievements, which include 32 New Drug Approvals (“NDAs”) in the U.S., will provide invaluable insight as we look to submit our first NDA later this month and transition to becoming a commercial neuroscience-focused organization. We are pleased to welcome June to our Board and look forward to her expertise and guidance as we work toward delivering transformative medicines to neuropsychiatric patients struggling with agitation and other stress-related symptoms.”

“I am excited to join BioXcel’s Board as the Company prepares to transition to a commercial-stage organization,” said June Bray. “I truly believe BioXcel’s strong neuroscience program has the potential to change the way patients struggling with agitation are treated across various settings, ranging from hospitals to at-home care. Based on my extensive experience developing strategies for countless global product approvals, I look forward to working with management and the members of the Board, sharing my extensive regulatory knowledge to help BioXcel potentially bring innovative treatments to patients.”

In her role at Allergan (formerly Actavis/Forest Research Institute), Ms. Bray was responsible for regulatory strategies on development projects and lifecycle management in all therapeutic areas, including psychiatry and neurology, overseeing more than 400 employees globally. During her tenure, she led numerous NDA approvals, including Namenda XR®, Namzaric®, Vraylar®, and Ubrelvy®. Previously, Ms. Bray served as Vice President, Regulatory Affairs at Organon (now Merck), where she led regulatory activities for development and marketed products, including the NDA for Saprhis® (asenapine) for the treatment of schizophrenia and bipolar disorder. Earlier in her career, Ms. Bray held numerous roles of increasing responsibility over a 25-year period at Berlex Laboratories, Inc. (now Bayer HealthCare Pharmaceuticals). She began her pharmaceutical career in sterile manufacturing at Hoechst-Roussel Pharmaceuticals (now Sanofi-Aventis). Ms. Bray holds a B.S. in Pharmacy from the University of Rhode Island and an M.B.A in Pharmaceutical Marketing from Fairleigh Dickinson University.

BioXcel Therapeutics, Inc.

BioXcel Therapeutics, Inc. is a clinical-stage biopharmaceutical company utilizing artificial intelligence approaches to develop transformative medicines in neuroscience and immuno-oncology. BioXcel's drug re-innovation approach leverages existing approved drugs and/or clinically validated product candidates together with big data and proprietary machine learning algorithms to identify new therapeutic indices. BioXcel's two most advanced clinical development programs are BXCL501, an investigational, proprietary, orally dissolving thin film formulation of dexmedetomidine for the treatment of agitation and opioid withdrawal symptoms, and BXCL701, an investigational, orally administered, systemic innate immunity activator in development for the treatment of aggressive forms of prostate cancer and advanced solid tumors that are refractory or treatment naïve to checkpoint inhibitors. For more information, please visit www.bioxceltherapeutics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to the timing of the Company’s NDA submission, the Company’s intended commercialization plans and the value of BXCL501 as a potential treatment option. When used herein, words including "anticipate," "being," "will," "plan," "may," "continue," and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon BioXcel's current expectations and various assumptions. BioXcel believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain.

BioXcel may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, its limited operating history; its incurrence of significant losses; its need for substantial additional funding and ability to raise capital when needed; its limited experience in drug discovery and drug development; its dependence on the success and commercialization of BXCL501 and BXCL701 and other product candidates; the failure of preliminary data from its clinical studies to predict final study results; failure of its early clinical studies or preclinical studies to predict future clinical studies; its ability to receive regulatory approval for its product candidates; its ability to enroll patients in its clinical trials; undesirable side effects caused by BioXcel's product candidates; its approach to the discovery and development of product candidates based on EvolverAI is novel and unproven; its exposure to patent infringement lawsuits; its ability to comply with the extensive regulations applicable to it; impacts from the COVID-19 pandemic; its ability to commercialize its product candidates; and the other important factors discussed under the caption "Risk Factors" in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC's website at www.sec.gov and the Investors section of our website at www.bioxceltherapeutics.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While BioXcel may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing BioXcel's views as of any date subsequent to the date of this press release.

Contact Information:

BioXcel Therapeutics, Inc.

www.bioxceltherapeutics.com

Investor Relations:

Mary Coleman

BioXcel Therapeutics, VP of Investment Relations

MColeman@bioxceltherapeutics.com

1.475.238.6837

John Graziano

Solebury Trout

jgraziano@soleburytrout.com

1.646.378.2942

Media:

Julia Deutsch

Solebury Trout

jdeutsch@soleburytrout.com

1.646.378.2967